Exhibit (a)(1)

NOTICE OF DESIGNATED EVENT AND OFFER TO PURCHASE

ANDREW CORPORATION
Offer to Purchase for Cash any and all of the Outstanding
3¼% Convertible Subordinated Notes due 2013 of Andrew Corporation
(CUSIP No. 034425 AA6)
(CUSIP No. 034425 AB4)

The Offer (as defined below) will expire at 5:00 p.m., New York City time, on February 15, 2008 unless extended or earlier terminated (such time and date, as the same may be extended, referred to as the “expiration time”).  Holders must tender their Notes in the manner described below on or prior to the expiration time to receive the purchase price.  Notes tendered in the Offer may be withdrawn at any time prior to the expiration time.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture dated as of August 8, 2003, between Andrew Corporation (referred to as “we,” “us,” “our,” “Andrew,” or the “Company”) and The Bank of New York Trust Company, N.A., formerly known as BNY Midwest Trust Company, as trustee ( “Trustee”), as amended and supplemented (as so amended and supplemented, the “Indenture”) by the First Supplemental Indenture dated as of December 27, 2007 (the “Supplemental Indenture”) between the Company and the Trustee, that on December 27, 2007, an indirect wholly-owned subsidiary of CommScope, Inc. (“CommScope”) merged (the “Merger”) with and into the Company, and the Company became an indirect wholly-owned subsidiary of CommScope.  The Merger constitutes a “Designated Event” under the Indenture.

As required by the Indenture, we are hereby making an offer to repurchase all of the Company’s 3¼ % Convertible Subordinated Notes due 2013 (the “Notes”) to the holders thereof, subject to the terms and conditions of this Notice of Designated Event and Offer to Purchase (as amended and supplemented from time to time, the “Offer to Purchase”).  In accordance with the Indenture, we are hereby offering to purchase each $1,000 principal amount of the Notes at a purchase price of 100% of the principal amount, on the Designated Event Repurchase Date (“Designated Event Repurchase Date”), which will be February 15, 2008.  On February 15, 2008, the Company will make a semi-annual interest payment on the Notes to holders of record as of February 1, 2008.  The offer to purchase the Notes on the terms set forth in this Offer to Purchase is referred to herein as the “Offer.”

This Notice of Designated Event and Offer to Purchase constitutes the notice required by Section 14.07 of the Indenture.

In connection with the Merger, the Company and the Trustee entered into the Supplemental Indenture, which provides, among other things, that in accordance with and subject to the provisions of the Indenture, Holders of the Notes will be entitled to convert each $1,000 principal amount of the Notes into $986.15 in cash and 2.304159 shares of CommScope common stock, par value $0.01 per share (“CommScope Common Stock”), subject to adjustment from time to time and payments for fractional shares as provided in the Indenture. Holders should read

“Conversion Rights with Respect to the Notes” for more information about the conversion rights. On January 9, 2008, the closing price of CommScope Common Stock on the New York Stock Exchange (“NYSE”) was $42.37 per share. Notice of the execution of the Supplemental Indenture is hereby provided to you in accordance with the Indenture.

Holders are urged to review this Offer to Purchase and the documents incorporated by reference herein carefully and consult with their own financial and tax advisors before deciding whether to tender their Notes in the Offer.  Neither CommScope nor we, or any of our affiliates, officers or directors, or the Trustee or paying agent make any recommendation as to whether or not Holders should tender Notes pursuant to the Offer.

Neither the Securities and Exchange Commission (“the SEC”) nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this statement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is January 10, 2008.

_________________________

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized.  This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful.  The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained or incorporated by reference herein is current as of any time subsequent to the date of this Offer to Purchase, or the date of any documents incorporated by reference, as applicable.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Notes outside of the Offer for ten business days after the expiration of the Offer.  Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased by the Company pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.  We cannot assure you as to which, if any, of these alternatives, or combination thereof, we will pursue.

SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a Holder of our outstanding 3¼%  Convertible Subordinated Notes due 2013 (the “Notes”), may have.  We urge you to read the remainder of this Offer to Purchase carefully because the information in this summary term sheet is not complete.  Additional important information is contained in the remainder of this Offer to Purchase.

Who is offering to purchase my Notes?

Andrew Corporation, a Delaware corporation and the original issuer of the Notes, is offering to purchase the Notes.  Andrew Corporation is referred to as “we,” “our”, “Andrew” or the “Company” in this Summary Term Sheet.  We became a indirect wholly-owned subsidiary of CommScope, Inc., a Delaware corporation (“CommScope”), on December 27, 2007, as the result of the merger of an indirect wholly-owned subsidiary of CommScope with and into us.

What securities are you offering to purchase in the Offer?

We are offering to purchase any and all of our outstanding 3¼% Convertible Subordinated Notes due 2013. The offer to purchase the Notes on the terms set forth in this Offer to Purchase is referred to herein as the “Offer.” As of January 9, 2008 there was $164,411,000 in aggregate principal amount of the Notes outstanding.  We issued the Notes under the Indenture.  See “Introduction.”

Are there any conditions to the Offer?

We are offering to purchase all outstanding Notes.  The Offer is not conditioned upon the tender of a minimum amount of Notes and is not subject to any financing condition.  The only conditions to the Offer are (i) the timely and proper delivery and tender of Notes in accordance with the terms of this Offer to Purchase and (ii) that the Offer must comply with applicable law.  See “Conditions of the Offer.”

Why are you offering to purchase my securities?

We are offering to purchase the Notes to satisfy our contractual obligation under Section 14.05 of the Indenture relating to the Notes to offer to repurchase the Notes after a Designated Event, as defined in the Indenture.  The merger (the “Merger”) of CommScope’s indirect wholly-owned subsidiary with and into the Company on December 27, 2007 resulted in each outstanding share of common stock of the Company being converted into the right to receive $13.50 in cash and 0.031543 shares of CommScope common stock, par value $0.01 per share (“CommScope Common Stock”), and therefore the Merger constitutes a Designated Event. See “Purpose of the Offer.”

How much are you offering to pay and what is the form of payment?

In accordance with the Indenture, we are offering to purchase the Notes, at a purchase price in cash equal to 100% of the principal amount of the Notes, on the Designated Event Repurchase Date, which will be February 15, 2008, which is between 20 and 35 business days after the date of this Notice of Designated Event and Offer to Purchase, as required under Section 14.05 of the Indenture.  On February 15, 2008, the Company will make a semi-annual interest payment on the Notes to holders of record as of February 1, 2008.  See “Terms of the Offer.”

What are my conversion rights with respect to my Notes?

As a result of the Merger, each $1,000 principal amount of the Notes may be converted at the option of the Holder on the terms and subject to the conditions of the Indenture into $986.15 in cash and 2.304159 shares of CommScope Common Stock (subject to adjustment from time to time and payments for fractional shares, as provided in the Indenture).  However, Holders may not convert Notes tendered in the Offer without first validly withdrawing those Notes. Fractional shares of CommScope Common Stock will not be issued upon conversion. Instead, CommScope will pay cash for any fractional shares of CommScope Common Stock Holders would otherwise have received.  CommScope Common Stock is listed on the NYSE under the symbol “CTV.” On January 9, 2008, the closing price of CommScope Common Stock on the NYSE was $42.37 per share. Based on the current conversion rate and this price, the consideration into which the Notes are convertible has a value of approximately $1,083.78 per $1,000 principal amount of the Notes.  See “Conversion Rights with Respect to the Notes.”

If I do not tender, will I continue to be able to exercise my conversion rights?

You will be able to convert your Notes until the Designated Event Repurchase Date subject to the terms of the Indenture, provided that you do not submit your Notes for purchase. See “Conversion Rights with Respect to the Notes.”

If I do not tender, will I have the right to require the Company to repurchase my Notes in the future?

We are making the Offer to satisfy our obligation under the Indenture to offer to repurchase the Notes as a result of the Designated Event that occurred with respect to the consummation of the Merger. Upon expiration of the Offer, we will have no further obligation to repurchase your Notes (i) unless another Designated Event occurs in the future, in which case we would again be obligated to offer to repurchase your Notes, and (ii) in accordance with the terms of the Indenture, you may require the Company to repurchase your Notes for cash on August 15, 2008, at a repurchase price of 100% of their principal amount, plus accrued and unpaid interest, to, but excluding, the applicable repurchasing date.

What is the market value of the Notes?

There is no established reporting or trading system for the Notes; however, the Notes currently are traded over-the-counter. Accordingly, there is no practical way to determine the trading history of the Notes.  We believe that trading in the Notes has been limited and sporadic.  See “Price Range of Notes and Common Stock; Dividends.”

Do you have the financial resources to make payment?

Yes. The company estimates that it will need approximately $167,132,700 to purchase all of the Notes pursuant to the Offer, to pay accrued interest and to pay related fees and expenses. The

Company expects this amount to be provided through cash advanced by CommScope, which will utilize its available cash on hand, and through borrowings under its existing credit facility. See “Source and Amount of Funds.”

How long do I have to tender in the Offer?

You have until 5:00 p.m., New York City time, on February 15, 2008 unless we extend or earlier terminate the Offer, to tender your Notes in the Offer.  See “Terms of the Offer” and “Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

Can the Offer be extended, and under what circumstances?

We may extend the Offer, subject to applicable law and provided that no later than March 3, 2008 we make payment for all Notes validly tendered and not withdrawn.  We will publicly announce any extension as promptly as practicable after the previously scheduled expiration of the Offer.  Without limiting the manner in which we may choose to make any public announcement, we shall be under no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release.  See “Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

How do I tender my Notes?

To tender your Notes for purchase pursuant to the Offer, you must tender the Notes through the applicable automated tendering system (“ATOP”), administered by The Depository Trust Company (“DTC”) no later than 5:00 p.m., New York City time, on February 15, 2008.

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Notes and instruct such nominee to tender the Notes on your behalf through the transmittal procedures of DTC on or before the expiration time.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Offer.  See “Procedures for Tendering Notes.”

Until what time can I withdraw previously tendered Notes?

You can withdraw previously tendered Notes at any time until the expiration time, 5:00 p.m., New York City time, on February 15, 2008 unless we extend the Offer, in which case you may withdraw your Notes at any time prior to the new expiration time.  You may also withdraw any tendered Notes if such Notes have not been accepted for payment after the expiration of 40 business days from the commencement of the Offer.  See “Withdrawal of Tenders.”

How do I withdraw previously tendered Notes?

To withdraw Notes validly tendered in the Offer, you must withdraw the Notes through the procedures of DTC prior to the expiration time. You may not rescind a withdrawal of tendered Notes.  However, you may re-tender your Notes by following the proper tender procedures.  See “Procedures for Tendering Notes” and “Withdrawal of Tenders.”

If I tender, when will I receive payment for the Notes?

We will accept for payment Notes validly tendered prior to the expiration of the Offer and not validly withdrawn subject to the conditions of the Offer.  Promptly after the expiration time, we will pay the purchase price for all Notes validly tendered and not withdrawn under the Offer.  See “Terms of the Offer.”

If my Notes are purchased in the Offer, when will interest cease to accrue on them?

Unless we default in making payment of the purchase price, interest on the Notes we purchase from you will cease to accrue as of the end of the day on the day preceding the Designated Event Repurchase Date.

If I choose to tender Notes in the Offer, do I have to surrender all of my Notes?

No. You may tender all, a portion of or none of your Notes in the Offer.  If you wish to tender a portion of your Notes in the Offer, however, you must tender your Notes in denominations of $1,000 principal amount or an integral multiple thereof.

What will happen to Notes not tendered in the Offer?

Any Notes that remain outstanding after the Designated Event Repurchase Date will continue to be our obligations and will enjoy the benefits of the Indenture, including the accrual of interest.  You will have the right to convert the Notes in the future only on the terms and subject to the conditions of the Indenture.  The amount and kind of securities and cash to be received upon conversion changed following the consummation of the Merger in accordance with the Indenture and as described in this Offer to Purchase. The other terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture governing the Notes, will remain unchanged.

To the extent that Notes are purchased pursuant to this Offer to Purchase, the trading markets for the Notes that remain outstanding may be more limited than the trading markets that may have existed if all Notes remained outstanding.  As a result, the market price for the remaining Notes may decrease or become more volatile.

Whether or not any Notes are purchased by us pursuant to the Offer, we or any of our affiliates, from time to time at any time beginning after the tenth business day following the expiration of the Offer, may acquire Notes otherwise than pursuant to the Offer, through various means upon such terms and at prices that may be higher or lower than the prices to be paid pursuant to this Offer to Purchase, and for cash or other consideration.

Do I have to pay a commission if I tender my Notes?

No commissions are payable by Holders of the Notes to the Company, DTC or the paying agent; however, you may be required to pay commissions to your broker in connection with your tender of Notes.  See “Terms of the Offer.”

What are the material federal income tax consequences to me if I tender?

The sale of Notes pursuant to the Offer will be a taxable event for U.S. federal income tax purposes.  See “United States Federal Income Tax Consequences.” We recommend that you consult your tax advisor regarding the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under any state, local or foreign tax law.

Who can I talk to if I have questions about the Offer?

You may contact Georgeson which is the Information Agent for the Offer, at (877) 386-8141 or at the address listed on the back cover of this Offer to Purchase if you have any questions or requests for assistance.  (Brokers, dealers, commercial banks, trust companies or other nominees can contact Georgeson at (212) 440-9800).

Are you making any recommendation about the Offer?

The Company does not make any recommendation as to whether you should surrender your Notes for purchase in the Offer. You must make your own decision whether to surrender your Notes for purchase in the Offer and, if so, the amount of Notes to surrender.

This Offer to Purchase contains important information and you should read the remainder of this document in its entirety before making a decision with respect to the Offer.

AVAILABLE INFORMATION

CommScope files, and, prior to its acquisition by CommScope, the Company filed, annual, quarterly and special reports, proxy statements, and other documents with the SEC under the Exchange Act.  These documents are available to the public at the SEC’s website at http://www.sec.gov and CommScope’s SEC filings are available to the public at CommScope’s website at http://www.commscope.com.  You may also read and copy any document CommScope or the Company files at the SEC’s Public Reference Room located at:

Headquarters Office
100 F Street, N.E.
Room 1580
Washington, DC 20549
(202) 551- 8090

You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 (1-800-732-0330).

INCORPORATION BY REFERENCE

We incorporate by reference specified information that CommScope and the Company have filed with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this Offer to Purchase.  Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase modifies or replaces that statement.  We incorporate by reference the documents of CommScope and the Company listed below (including all exhibits thereto, in each case, as applicable).

(i)  The section titled “Description of the Notes” in Amendment No. 1 to the Company’s Registration Statement on Form S-4 filed on June 10, 2003;

(ii)  The Company’s Annual Report on Form 10-K for the year ended September 30, 2007;

(iii)  The Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2006, March 31, 2007 and June 30, 2007;

(iv)  The Company’s Current Reports on Form 8-K Filed on October 19, 2006, November 6, 2006, February 9, 2007, May 16, 2007, June 6, 2007, June 27, 2007, July 17, 2007, July 18, 2007, July 31, 2007 (SEC Accession No. 00011193125-07-166356), July 31, 2007 (SEC Accession No. 0001104659-07-057243) (other than the information furnished under Item 2.01 and the press release attached as exhibit 99.1), August 16, 2007, September 18, 2007 (as amended by the Current Report on Form 8-K/A filed with the SEC on September 19, 2007), October 24, 2007, October 31, 2007 (other than the information furnished under Item 2.02 and the press release attached as exhibit 99.1), November 8, 2007, December 11, 2007, and December 27, 2007; and

(v)  CommScope’s Annual Report on Form 10-K for the year ended December 31, 2006;

(vi)  CommScope’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007; and

(vii)  CommScope’s Current Reports on Form 8-K filed on February 23, 2007, February 28, 2007, March 19, 2007, March 22, 2007, May 1, 2007, June 27, 2007 (other than the information furnished under Item 7.01 and the press release attached as exhibit 99.2), August 16, 2007, October 30, 2007, December 4, 2007, December 4, 2007, December 6, 2007, December 26, 2007, December 28, 2007, January 4, 2008 and January 10, 2008.

In addition, this Offer to Purchase constitutes a part of an Issuer Tender Offer filed on Schedule TO (the “Schedule TO”) by the Company with the SEC on January 10, 2008 pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder.  The Schedule TO and all exhibits thereto are incorporated in this Offer to Purchase by reference.

You may request a free copy of these filings by writing to the following address:

CommScope Inc.
1100 CommScope Place, SE
P.O. Box 339
Hickory, North Carolina 28602
Attention: Corporate Secretary

In addition, you may obtain copies of the information relating to CommScope, without charge, by accessing CommScope’s website at http://www.commscope.com under the tab “Investor Relations” and then under the tab “SEC Filings.” The information contained in CommScope’s website is not incorporated by reference into this Offer to Purchase.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Offer to Purchase and the documents that we incorporate by reference that are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws and include but are not limited to those statements relating to CommScope’s business position, plans, outlook, revenues, earnings, margins, synergies and other financial items, restructuring plans, CommScope’s acquisition of the Company, sales and earnings expectations, expected demand, cost and availability of key raw materials, internal and external production capacity and expansion, competitive pricing and relative market position. While we believe such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. These forward-looking statements are identified by the use of certain terms and phrases including but not limited to “intent,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “guidance,” and similar expressions.

Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond our control. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Relevant risks and uncertainties relating to CommScope’s acquisition of the Company include, but are not limited to: the anticipated benefits and synergies of the transaction may not be realized; the integration of the Company’s operations with CommScope could be materially delayed or may be more costly or difficult than expected; and legal proceedings may be commenced by or against CommScope or the Company. Relevant risks and uncertainties generally applicable to CommScope include, but are not limited to: changes in cost and availability of key raw materials and the ability to recover these costs from customers through pricing actions; concentration of sales among a limited number of key customers or distributors; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand for products; the risk that customers might cancel orders placed or that orders currently placed may reduce orders in the future; continuing consolidation among customers; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; ability to achieve expected sales, growth and earnings goals; costs of protecting or defending CommScope’s intellectual property; ability to obtain capital on commercially reasonable terms; and regulatory changes affecting CommScope or the industries CommScope serves. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the SEC. The information contained in this Offer to Purchase and the documents incorporated by reference represent the Company’s best judgment at the respective dates thereof based on information available as of such dates. In providing forward-looking statements, the Company and CommScope do not intend and do not undertake any duty or obligation to update these statements as a result of new information, future events or otherwise.

THE OFFER

Introduction.

Upon the terms and subject to the conditions set forth in this Offer to Purchase, we are offering to purchase any or all of our outstanding 3¼% Convertible Subordinated Notes due 2013 at a price in cash equal to 100% of the principal amount of the Notes.  On February 15, 2008, the Company will make a semi-annual interest payment on the Notes to holders of record as of February 1, 2008.  As of January 9, 2008 there was $164,411,000 in aggregate principal amount of Notes outstanding.

This Notice of Designated Event and Offer to Purchase is being sent to you pursuant to the Indenture and constitutes a “Designated Event Notice” referenced in Section 14.05 thereof and a notice of execution of a supplemental indenture referenced in Section 9.01 thereof.  The Indenture provides that following a Designated Event (as defined in the Indenture), each Holder of the Notes will have the right to have all of its Notes, or any portion of the principal amount thereof that is an integral multiple of $1,000, repurchased at a price determined as set forth in the Indenture.  A Designated Event occurred on December 27, 2007 as a result of the merger of a indirect wholly-owned subsidiary of CommScope with and into the Company whereby the Company became an indirect wholly-owned subsidiary of CommScope.  We entered into the Supplemental Indenture with the Trustee on December 27, 2007.

The Offer will expire at the expiration time, which is 5:00 p.m., New York City time, on February 15, 2008 and we will purchase on February 15, 2008 any Notes that have been validly tendered and not withdrawn, unless the Offer is extended or earlier terminated.  If Notes are accepted for payment pursuant to the Offer, only Holders of Notes who validly tender their Notes pursuant to the Offer at or prior to the expiration time will receive the purchase price.  Notes tendered in the Offer may be withdrawn at any time prior to the expiration time.

In the Merger, each outstanding share of common stock of the Company was converted into the right to receive $13.50 in cash and 0.031543 shares of CommScope Common Stock.  As a result of the Merger, each $1,000 principal amount of the Notes is convertible until the Designated Event Repurchase Date at the option of the Holder on the terms and subject to the conditions of the Indenture into $986.15 in cash and 2.304159 shares of CommScope Common Stock (subject to adjustment from time to time and payments for fractional shares, as provided in the Indenture).

Fractional shares of CommScope Common Stock will not be issued upon conversion of the Notes. Instead, CommScope will pay cash for any shares of fractional CommScope Common Stock Holders would otherwise have received. Holders should read “Conversion Rights with Respect to the Notes” for more information about the Notes’ conversion rights. Holders who validly tender and do not properly withdraw their Notes in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Notes pursuant to the Offer.

Based on the current conversion rate and a closing price of CommScope Common Stock on the NYSE of $42.37 on January 9, 2008, a Holder that tendered its Notes for conversion on such date would be entitled to conversion consideration with a value of approximately $1,083.78 for each $1,000 principal amount of Notes so tendered. The purchase price that we are offering per $1,000 principal amount of Notes is less than this hypothetical conversion value. The actual value of the conversion consideration that a particular Holder would be entitled to receive pursuant to the Indenture and the Notes upon conversion of such Notes, however, varies based upon the value of CommScope Common Stock when the Notes are tendered for conversion.  There can be no assurance as to the price at which CommScope Common Stock may now or in the future trade or be sold, and no assurance as to whether a Holder will receive an amount greater than, less than, or equal to the hypothetical conversion value set forth above upon conversion.

Holders of Notes are urged to consult with their own financial advisors before accepting the Offer.

We do not make, and none of our directors or affiliates makes, any recommendation as to whether Holders should tender their Notes pursuant to the Offer.

Terms of the Offer.

Upon the terms and subject to the conditions set forth herein, we are offering to purchase for cash any and all of the outstanding Notes at a price equal to 100% of the principal amount of the Notes.  On February 15, 2008, the Company will make a semi-annual interest payment on the Notes to holders of record as of February 1, 2008.

The Offer will expire at the expiration time, which is 5:00 p.m., New York City time, on February 15, 2008. If Notes are accepted for payment pursuant to the Offer, only Holders of Notes who validly tender their Notes pursuant to the Offer at or prior to the expiration time will receive the purchase price.  Notes tendered in the Offer may be withdrawn at any time prior to such date and time.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by law.

Subject to applicable securities laws and the terms set forth in the Indenture and this Offer to Purchase, we reserve the right to amend the Offer in any respect.  In addition, we can extend or terminate the Offer if such extension or termination is required by applicable law.  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.  See “Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

In the event that we withdraw or terminate the Offer because either or both of the conditions to the Offer described in “Conditions of the Offer” have not been satisfied, the purchase price will not be paid or become payable to Holders who have tendered their Notes.  In such event, the paying agent will return tendered Notes to the tendering Holders promptly following the withdrawal or termination of the Offer.

You will not be required to pay any commission to us, DTC or the paying agent in connection with the Offer; however, there may be commissions you need to pay to your broker in connection with your tender of Notes.

You may tender, and we will only accept, Notes in denominations of $1,000 principal amount and integral multiples thereof.  We will accept for payment, upon the terms and subject to the conditions of the Offer, all Notes validly tendered in accordance with the procedures set forth in “Procedures for Tendering Notes” and not withdrawn in accordance with the procedures set forth in “Withdrawal of Tenders” at or prior to the expiration time.  Each tendering Holder of Notes whose Notes are accepted for payment pursuant to the Offer will receive the same consideration per $1,000 principal amount thereof as all other Holders of Notes whose tenders are accepted.

We and our affiliates, including our executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing Notes outside of the Offer for ten business days after the expiration time.  Following such time, if any Notes remain outstanding, we may purchase additional Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which purchases may be consummated at a price higher or lower than that offered hereby, or which may be paid in cash or other consideration.  The decision to purchase additional Notes, if any, will depend upon many factors, including the market price of the Notes, the results of the Offer, the business and financial position of the Company and CommScope and general economic and market conditions.  Any such purchase may be on the same terms or on terms more or less favorable to Holders of the Notes than the terms of the Offer as described in this Offer to Purchase.

Certain Information Concerning the Offeror.

The Company, a Delaware corporation, is a wholly-owned indirect subsidiary of CommScope, a Delaware corporation. We design, manufacture and deliver innovative and essential equipment and solutions for the global communications infrastructure market. We serve operators and original equipment manufacturers from facilities in 35 countries.

Our principal executive office and telephone number are: 1100 CommScope Place, SE, P.O. Box 339 Hickory, North Carolina 28602, (828) 324-2200.

Purpose of the Offer.

Section 14.05 of the Indenture provides that following a Designated Event, the Company is obligated to offer to repurchase your Notes.  A Designated Event, as defined in the Indenture, occurred when an indirect wholly-owned subsidiary of CommScope merged with and into the Company and the Company became an indirect wholly-owned subsidiary of CommScope which resulted in shares of common stock of the Company being converted into the right to receive consideration that was not all or substantially all common stock of a publicly listed company. We are making the Offer to satisfy our obligations under the Indenture.

Price Range of Notes and Common Stock; Dividends.

There is no established reporting system or trading market for trading in the Notes; however, we believe the Notes currently are traded over-the-counter. Accordingly, there is no practical way to determine the trading history of the Notes.  We believe that trading in the Notes has been limited and sporadic.  To the extent such information is available, Holders are urged to contact their brokers with respect to current information regarding the market price of the Notes.

Following the consummation of the Offer, we expect that Notes not purchased in the Offer will continue to be traded over-the-counter; however, we anticipate that the trading market for the Notes might be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float.  Consequently, our purchase of Notes pursuant to the Offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the Notes that remain outstanding following the Offer.  We cannot assure you that a trading market will exist for the Notes following the Offer.  The extent of the market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at such time and the interest in maintaining a market in such Notes on the part of securities firms.

The CommScope Common Stock is currently quoted on the NYSE under the symbol “CTV.”  The following table sets forth, for each period indicated, the high and low sale prices for CommScope Common Stock as reported on the NYSE.

	CommScope Common Stock Price
	High	Low

Fiscal Year Ended December 31, 2005
Quarter ended March 31, 2005	$19.23	$13.93
Quarter ended June 30, 2005	18.17	13.83
Quarter ended September 30, 2005	19.73	16.87
Quarter ended December 31, 2005	21.13	16.38

Fiscal Year Ended December 31, 2006
Quarter ended March 31, 2006	$29.42	$19.95
Quarter ended June 30, 2006	33.72	25.92
Quarter ended September 30, 2006	33.67	25.74
Quarter ended December 31, 2006	35.91	29.25

Fiscal Year Ended December 31, 2007
Quarter ended March 31, 2007	$43.79	$28.28
Quarter ended June 30, 2007	59.82	41.90
Quarter ended September 30, 2007	63.51	44.28
Quarter ended December 31, 2007	54.13	37.21

Fiscal Year Ending December 31, 2008
Quarter ending March 31, 2008 (through January 9, 2008)	$49.90	$40.52
_________

On January 9, 2008 the closing price of CommScope Common Stock on the NYSE was $42.37.  CommScope has never declared or paid cash dividends on CommScope Common Stock.

We urge you to obtain current market quotations for the Notes, to the extent available, and CommScope Common Stock prior to making any decision with respect to the Offer.

Conversion Rights with Respect to the Notes.

In the Merger, each outstanding share of the Company’s common stock was converted into the right to receive $13.50 in cash and 0.031543 shares of CommScope Common Stock. As a result of the Merger, each $1,000 principal amount of the Notes is convertible until the Designated Event Repurchase Date at the option of the Holder, in accordance with and subject to the provisions of the Indenture, into $986.15 in cash and 2.304159 shares of CommScope Common Stock (subject to adjustment from time to time and payments for fractional shares, as provided in the Indenture). On January 9, 2008, the closing price of CommScope Common Stock on the NYSE was $42.37. Based on the current conversion rate and this price, a Holder that tendered its Notes for conversion on such date would be entitled to conversion consideration with a value of approximately $1,083.78 per $1,000 principal amount of the Notes.  Holders converting Notes will not receive a cash payment for accrued and unpaid interest, which interest shall be deemed to be paid in full through delivery of the conversion consideration; provided, however, that if Notes are converted during the period after a record date for the payment of interest but prior to the next succeeding interest payment date, the Company will pay interest on such interest payment date to the Holder registered as such on the applicable record date.

Fractional shares of CommScope Common Stock will not be issued upon conversion of the Notes. Instead, CommScope will pay cash for any shares of fractional CommScope Common Stock Holders would otherwise have received, based on the closing sale price of the CommScope Common Stock on the NYSE on the last trading day immediately preceding the day on which the Notes are deemed to be converted. Holders who validly tender and do not properly withdraw their Notes in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Notes pursuant to the Offer.

In order to exercise the conversion privilege with respect to a Note held in book-entry form, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Note, (iii) furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or conversion agent, and (iv) pay the funds, if any, required by Section 15.02 of the Indenture and any transfer or similar taxes, if required pursuant to Section 15.07 of the Indenture.  The Bank of New York Trust Company, N.A is the trustee and conversion agent for the Notes.  See the back cover of this Offer to Purchase for The Bank of New York Trust Company, N.A’s contact information.

For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indenture.

Acceptance of Notes for Payment.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will, on the Designated Event Repurchase Date, purchase by accepting for payment, and will make payment for, all Notes validly tendered (and not properly withdrawn) pursuant to the Offer.  Such payment will be made by the deposit, on or prior to the Designated Event Repurchase Date, of immediately available funds with the paying agent, which will act as agent for tendering Holders for the purpose of receiving payment from us and transmitting such payment to tendering Holders.  Payment for Notes for which an election to repurchase is validly made shall be delivered promptly following the later of (i) the expiration time of the Offer or (ii) the time of book-entry transfer or delivery of the Note to the paying agent.  Under no circumstances will interest on the purchase price be paid by us by reason of any delay on behalf of the paying agent in making such payment.

We expressly reserve the right, in our sole discretion and subject to the terms of the Indenture and the Notes and Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of the Notes in order to comply, in whole or in part, with any applicable law.  We also expressly reserve the right, in our sole discretion, to withdraw or terminate the Offer if any or all of the conditions specified in the section captioned “Conditions of the Offer” are not satisfied.

In all cases, payment by the paying agent to Holders of Notes accepted for payment pursuant to the Offer will be made only after timely receipt by the paying agent of confirmation of a book-entry transfer of such Notes into the paying agent’s account at DTC and a properly transmitted agent’s message.  See “Procedures for Tendering Notes.”

For purposes of the Offer, validly tendered Notes (or defectively tendered Notes for which we have waived such defect) will be deemed to have been accepted for payment by us if, as and when we give oral or written notice of acceptance for payment to the paying agent.  We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase any Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering Holders of Notes to receive the purchase price pursuant to the Offer.

We will only accept tenders of Notes pursuant to the Offer in principal amounts equal to $1,000 or integral multiples thereof.  Notes accepted for payment will cease to be outstanding and will be delivered to the Trustee for cancellation immediately after the purchase.

If we do not accept tendered Notes for payment for any reason pursuant to the terms and conditions of the Offer, such Notes will be credited to an account maintained at the book-entry transfer facility designated by the participant therein who so delivered such Notes, promptly following the expiration time or the termination of the Offer.

Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.

The Offer will expire at the expiration time, which is 5:00 p.m., New York City time, on February 15, 2008.

We expressly reserve the right, at any time or from time to time, subject to applicable law and the provisions of the Indenture, to amend the Offer in any respect by giving oral or written notice of such amendment to the paying agent.

We also expressly reserve the right, in our sole discretion, to extend or terminate the Offer in order to comply, in whole or in part, with any applicable law, or to withdraw or terminate the Offer if either or both of the conditions specified in the section “Conditions of the Offer” are not satisfied.

Any extension, amendment, termination or withdrawal of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time.  Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by law.

If we extend the Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed or if we are unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to our rights under the Offer, the paying agent may retain tendered Notes on our behalf, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in “Withdrawal of Tenders.” However, our ability to delay the payment for Notes that we have accepted for payment is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that a bidder pay the consideration offered or return the securities deposited by or on behalf of Holders of securities promptly after the termination or withdrawal of a tender offer.

Any Notes received by the paying agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the paying agent to the tendering Holders promptly following the earlier to occur of the expiration time or the termination of the Offer.

Procedures for Tendering Notes.

You will not be entitled to receive the purchase price for your Notes unless you validly tender and do not withdraw your Notes on or before the expiration time of the Offer, which is 5:00 p.m., New York City time, on February 15, 2008.  You may tender some or all of your Notes; however, any Notes tendered must be in $1,000 principal amount or an integral multiple thereof.  If you do not validly tender your Notes on or before the expiration time, your Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

Method of Tendering Notes.  The Trustee under the Indenture has informed us that, as of the date of this Offer to Purchase, all custodians and beneficial Holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.  Accordingly, all Notes tendered for purchase hereunder must be delivered through ATOP.  Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person tendering Notes.

Agreement to Be Bound by the Terms of the Offer.  By tendering your Notes through ATOP, you acknowledge and agree as follows:

●
pursuant to the Offer, such Notes shall be purchased as of the date the Notes are accepted for purchase pursuant to the terms and conditions of the Indenture and the Notes, and that under the Indenture, Notes must be surrendered to the paying agent to collect payment of the purchase price;

●	you have received this Offer to Purchase and acknowledge that it provides the notices required by the Indenture;

●
upon the terms and subject to the conditions of the Offer, and effective upon the acceptance for payment thereof, you irrevocably surrender, sell, assign and transfer to us, all rights, title and interest in and to all the Notes tendered and so accepted for payment, waive any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences in respect of the Notes and the Indenture), release and discharge us and our affiliates, and our and their respective directors, officers and employees, from any and all claims you may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes and irrevocably constitute and appoint the paying agent as your true and lawful agent and attorney-in-fact with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to:

● transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us,

● present such Notes for transfer on the relevant security register, and

● receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the paying agent will have no rights to, or control over, funds from us, except as our agent, for the purchase price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Offer to Purchase;

●
you represent and warrant that you (i) own the Notes tendered and are entitled to tender such Notes and (ii) have full power and authority to tender, surrender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

●
you agree, upon request from us, to execute and deliver any additional documents deemed by the paying agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

●	you understand that all Notes properly tendered and not validly withdrawn prior to expiration time will be purchased at the purchase price, in cash, subject to the terms and conditions of the Offer;

●
Payment for Notes purchased pursuant to this Offer to Purchase will be made by deposit of the purchase price for Notes with the paying agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you;

●	tenders for Notes may be withdrawn prior to the expiration time by following the procedures described in “Withdrawal of Tenders”;

●
all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive your death or incapacity and shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

●
the tender, delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the paying agent, until receipt by the paying agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

●
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any Notes pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

Tender of Notes Held Through a Custodian.  If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Notes and instruct such nominee to tender your Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below under the caption “—Tender of Notes in Global Form” on or prior to the expiration time.

Tender of Notes in Global Form.  If you are a DTC participant, you may elect to tender to us your beneficial interest in the Notes by:

●	delivering to the paying agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to the expiration time; and

●
electronically transmitting your acceptance of the Offer through ATOP, subject to the terms and procedures of that system, on or prior to expiration time.  Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the paying agent for its acceptance.  The term “agent’s message” means a message transmitted by DTC to, and received by, the paying agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Notes that have been tendered by such participant under the Offer and that such participant has received and agrees to be bound by the terms of the Offer, including those set forth above under the caption “—Agreement to Be Bound by the Terms of the Offer.”

Withdrawal of Tenders.

You may withdraw your tendered Notes at any time prior to the expiration time but not thereafter, except as set forth below.  In addition, you may withdraw tendered Notes if we terminate the Offer without purchasing any Notes.  If we terminate the Offer or do not purchase any Notes in the Offer, we will instruct the paying agent to return your tendered Notes to you promptly following the earlier of such termination or the expiration time, without cost or expense to you.  You may also withdraw tendered Notes if we have not yet accepted them for payment after the expiration of 40 business days from the date of this Offer to Purchase.

If, for any reason whatsoever, acceptance for payment of, or payment for, any Notes tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of Notes) or we are unable to accept for payment or pay for the Notes tendered pursuant to the Offer, we may (without prejudice to our rights set forth herein) instruct the paying agent to retain tendered Notes (subject to the right of withdrawal in certain circumstances and subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of a tender of Notes to be effective, a “request message” as defined below must be received by the paying agent prior to the expiration time, or after such time, so long as the Notes have not already been accepted for payment by us.  DTC participants may electronically transmit a request for withdrawal to DTC.  DTC may then, if required, edit the request and send a request message to the paying agent.  The term “request message” means a message transmitted by DTC and received by the paying agent, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Notes to which such request relates.

If the Notes to be withdrawn have been delivered or otherwise identified to the paying agent, a request message is effective immediately upon receipt thereof.  If Notes have been delivered under the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account of the appropriate book-entry transfer facility to be credited with the withdrawn Notes and must otherwise comply with that book-entry transfer facility’s procedures.

Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer and we will not pay any consideration in respect of Notes that are so withdrawn.

Any permitted withdrawal of Notes may not be rescinded; provided, however, that withdrawn Notes may be re-tendered by following one of the procedures described in “Procedures for Tendering Notes,” at any time at or prior to the expiration time.

Withdrawal of Notes can be accomplished only in accordance with the foregoing procedures.

If you tender your Notes in the Offer, you may convert your Notes into CommScope Common Stock and cash only if you withdraw your Notes prior to the time at which your right to withdraw has expired.  The Notes are convertible into shares of common stock and cash as described in “Conversion Rights With Respect to the Notes.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal, including a request message, will be determined by us, in our sole discretion (and our determination shall be final and binding).  Neither we, the paying agent, the Trustee nor any other person will be under any duty to give notification of any defects or irregularities in any request message or incur any liability for failure to give any such notification.

Source and Amount of Funds.

The total amount of funds we need to purchase all of the Notes pursuant to the Offer, to pay accrued interest, and to pay related fees and expenses is estimated to be approximately $167,132,700 (assuming 100% of the outstanding Notes are tendered and accepted for payment).  We intend to fund our purchase of the Notes from cash advanced by CommScope, which will utilize its available cash on hand, and through borrowings under CommScope’s existing credit agreement.

On December 27, 2007, CommScope entered into a Credit Agreement, dated as of December 27, 2007 (the “Senior Credit Agreement”), among CommScope, the lenders named therein, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.  The Senior Credit Agreement provides for an aggregate of up to $2,500,000,000 in senior secured credit facilities (the “Senior Credit Facilities”), consisting of a $750,000,000 term loan A facility, a $1,350,000,000 term loan B facility and a $400,000,000 revolving credit facility.  The proceeds from the borrowing of the term loan A facility and the term loan B facility were used, together with cash on hand, to finance the cash portion of the consideration for CommScope’s acquisition of the Company, to repay certain existing indebtedness of CommScope and the Company, and to pay transaction fees and expenses. The Senior Credit Facilities are guaranteed by CommScope’s domestic subsidiaries (other than certain inactive domestic subsidiaries) and are secured by substantially all the assets of CommScope and the guarantor subsidiaries, including all of the capital stock of the guarantor subsidiaries and up to 66% of the capital stock of certain of CommScope’s foreign subsidiaries.

The term loan A facility was drawn in full at closing and is required to be repaid by CommScope in consecutive quarterly installments of $9,375,000 from March 31, 2010 to December 31, 2010, $18,750,000 from March 31, 2011 to December 31, 2011, $56,250,000 from March 31, 2012 to December 31, 2012, and $103,125,000 on each quarterly payment date thereafter with a final payment of all outstanding principal and interest on December 27, 2013.  The term loan B facility was drawn in full at closing and is required to be repaid by CommScope in consecutive quarterly installments of $3,375,000 beginning March 31, 2008 and on each quarterly payment date thereafter with a final payment of all outstanding principal and interest on December 27, 2014.  Borrowings under the revolving credit facility may be used for working capital and other general corporate purposes and are required to be repaid in full on December 27, 2013.  At December 27, 2007, upon completion of the acquisition of Andrew, CommScope had $400,000,000 of availability under the revolving credit facility.

Outstanding principal under the term loan B facility bears interest at a rate equal to, at CommScope’s option, either (1) the base rate  (which is the higher of the then current Federal Funds rate plus 0.5% or the prime rate most recently announced by Bank of America, N.A., the administrative agent under the Senior Credit Facilities) plus a margin of 1.50% or (2) the adjusted one, two, three or six-month Eurodollar rate plus a margin of 2.50%.  Outstanding principal under the term loan A facility and the revolving credit facility initially bears interest at a rate equal to, at CommScope’s option, either (1) the base rate plus a margin of 1.25%, or (2) the adjusted one, two, three or six-month Eurodollar rate plus a margin of 2.25%.  The undrawn portion of the revolving credit facility is subject to an unused line fee calculated initially at an annual rate of 0.50%.  Beginning with reference to the four-quarter period ending March 31, 2008, pricing under the term loan A facility and the revolving credit facility and the unused line fee for the revolving credit facility will be determined by reference to a pricing grid based on CommScope’s consolidated leverage ratio for the four-quarter period then most recently ended.  Under the pricing grid, the applicable margins for the term loan A facility and the revolving credit facility will range from 0.75% to 1.25% for base rate loans and from 1.75% to 2.25% for Eurodollar loans, and the unused line fee for the revolving credit facility will range from 0.375% to 0.50%.  Outstanding letters of credit are subject to an annual fee equal to the applicable margin for Eurodollar loans under the revolving credit facility as in effect from time to time, plus a fronting fee on the undrawn amount thereof at an annual rate of 0.25%.

The term loan A facility and the revolving credit facility may be prepaid at any time without premium.  The term loan B facility may be prepaid at any time without premium, except that if CommScope completes either a repricing amendment of the term loan B facility or prepays any portion of the term loan B facility with the proceeds of new secured term loans, in either case during the first year of the term loan B facility, and such amendment or prepayment results in lower pricing for the term loan B facility (or for the replacement loans, in the case of a prepayment) than the term loan B pricing then in effect, then CommScope must pay a premium of 1.0% on the aggregate amount of the term loan B facility outstanding immediately prior to such amendment (or 1.0% on the aggregate amount of the term loan B facility so prepaid, in the case of a prepayment).  The Senior Credit Facilities are subject to mandatory prepayment with specified percentages of the net cash proceeds of certain asset dispositions, casualty events, and debt and equity issuances and with excess cash flow, in each case subject to certain conditions.

The Senior Credit Facilities contain covenants that restrict, among other things, the ability of CommScope and its subsidiaries to create liens, incur indebtedness and guarantees, make certain investments or acquisitions, merge or consolidate, dispose of assets, pay dividends, repurchase or redeem capital stock and subordinated indebtedness, change the nature of their business, enter into certain transactions with affiliates, and make changes in accounting policies or practices except as required by generally accepted accounting principles.  The Senior Credit Facilities also contain a consolidated interest coverage ratio covenant, a consolidated leverage ratio covenant and limitations on annual capital expenditures.  The Senior Credit Facilities contain events of default including, but not limited to, nonpayment of principal or interest, violation of covenants, breaches of representations and warranties, cross-default to other indebtedness, bankruptcy and other insolvency events, material judgments, certain ERISA events, actual or asserted invalidity of loan documentation and certain changes of control of CommScope.

CommScope may request additional term loans or an increase to the revolving credit facility, in an aggregate amount of up to $50,000,000, subject to certain conditions and the receipt of commitments from existing or additional lenders.

Effective December 27, 2007, CommScope entered into an interest rate swap agreement (the “Swap Agreement”) with Calyon in order to mitigate its variable rate interest risk on a portion of the term loans under the Senior Credit Facilities.  The Swap Agreement has an initial notional amount of $1,500,000,000 and is scheduled to decline to $400,000,000 over a four-year period ending December 31, 2011.  Under the Swap Agreement, CommScope has agreed to pay a fixed interest rate of 4.0775% on the applicable notional amount through December 31, 2011 and will receive interest payments at a variable rate based on three-month LIBOR on the applicable notional amount through the same period.  Net payments will be made or received quarterly.

Conditions of the Offer.

There are no conditions to the Offer except (i) for the timely and proper delivery and tender of the Notes in accordance with the terms of the Offer and (ii) that the Offer must comply with applicable law.  We reserve the right to withdraw or terminate the Offer in our sole discretion if either or both of such conditions have not been satisfied.  The Offer is not conditioned on our ability to obtain sufficient financing to purchase the Notes.

Plans and Proposals of the Company.

Except as described in these materials or as previously publicly announced, the Company currently has no agreements and has not authorized any actions that would be material to a Holder’s decision to surrender Notes for purchase in the Offer, which relate to or which would result in:

●
any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries other than those which have already been implemented in connection with the Merger;

●	any purchase, sale or transfer of a material amount of the Company’s assets or any of its significant subsidiaries;

●
other than as previously changed in connection with the Merger, any change in the Company’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

●	any other material change in the Company’s corporate structure or business;

●
any class of the Company’s equity securities, all of which were de-listed in connection with the Merger, to be de-listed from a national securities exchange or to cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

●	any class of the Company’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act other than the Company’s common stock and the Notes;

●	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act, which the Company previously suspended in connection with the Merger;

●	the acquisition by any person of additional securities of the Company, or the disposition of the Company’s securities; or

●	any changes in the Company’s charter, bylaws or other governing instruments, or other actions that could impede the acquisition of control of the Company.

United States Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences to Holders of Notes in connection with the Offer described in this Offer to Purchase.  This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax law.  This discussion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this Offer to Purchase.  These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below.  No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences relating to the Offer, or that any such contrary position would not be sustained by a court.

This discussion is limited to Holders who hold Notes as capital assets within the meaning of Code Section 1221 (generally, property held for investment).  This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances.  This discussion also does not consider any specific facts or circumstances that may be relevant to Holders subject to special rules under the U.S. federal income tax laws, including certain financial institutions, insurance companies, tax-exempt organizations, U.S. Holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, dealers in securities, persons subject to the alternative minimum tax, persons who hold Notes or shares of CommScope Common Stock as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, controlled foreign corporations, passive foreign investment companies, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens.  In addition, the discussion does not apply to Holders of Notes that are treated as partnerships for U.S. federal income tax purposes.

We recommend that you consult your tax advisor regarding the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under any state, local or foreign tax law.

As used in this discussion, a U.S. Holder is any beneficial owner of Notes who for U.S. federal income tax purposes is or is treated as:

●	an individual citizen or resident of the United States;

●
a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A Non-U.S. Holder is any beneficial owner of Notes who is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership or other entity taxable as a partnership holds the Notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership.  Accordingly, partnerships that hold Notes and partners in such partnerships are urged to consult their tax advisors as to the potential tax consequences to them in connection with a decision of whether to participate in the Offer.

We believe that we and CommScope are not and have not been U.S. real property holding corporations within the meaning of Sections 897 and 1445 of the Code.  If, contrary to our belief, we and/or CommScope were U.S. real property holding corporations, the consequences to Non-U.S. Holders might be different in certain respects than those described hereinafter.

Non-Tendering Holders

A Holder who does not tender Notes pursuant to the Offer generally will not recognize gain or loss for U.S. federal income tax purposes and will maintain the same adjusted tax basis and holding period for the Notes.  If such Holder subsequently elects to convert such Holder’s Notes into CommScope Common Stock and cash, such conversion will be a taxable transaction, pursuant to which such Holder will recognize income, gain, or loss for tax purposes.  The tax consequences to a Holder of such conversion will depend upon the specific situation of the Holder, including whether the Holder is a U.S. Holder or a Non-U.S. Holder.  Accordingly, Holders should consult with their tax advisors regarding the tax consequences to them of such conversion.

Tendering U.S. Holders

In General.  A sale of Notes by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.  Subject to the discussion of the market discount rules set forth below, a U.S. Holder selling Notes pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to accrued but unpaid interest, as discussed below) and the U.S. Holder’s adjusted tax basis in the Notes sold at the time of sale, and any such gain or loss will be long-term capital gain or loss if the U.S. Holder held the Notes for longer than one year.  A U.S. Holder’s adjusted tax basis in Notes generally will equal the cost of the Notes to such U.S. Holder (increased by the amount of any market discount previously taken into income by the U.S. Holder, and reduced by the amount of any amortizable bond premium previously taken into account by the U.S. Holder with respect to the Notes).  Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains.  The deductibility of capital losses is subject to limitations.

Any cash received attributable to accrued but unpaid interest that has not yet been included in a U.S. Holder’s income will be taxable as ordinary income and not included in the amount realized for determining capital gain or loss, as described above, regardless of whether the U.S. Holder otherwise recognizes an overall loss in connection with a sale pursuant to the Offer.

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased Notes at a “market discount.” Subject to a statutory de minimis exception, Notes have market discount if they were purchased after their original issuance at an amount less than their adjusted issue price.  In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain recognized by a U.S. Holder on the sale of Notes having market discount (in excess of a de minimis amount) will be treated as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) but has not yet been taken into income while such Notes were held by the U.S. Holder.  Any gain in excess of such accrued market discount will be subject to the capital gains rules described above.

Information Reporting and Backup Withholding.  Sales of the Notes by U.S. Holders pursuant to the Offer will be subject to certain information reporting requirements.  In addition, a U.S. Holder who fails to complete an IRS Form W-9 or applicable substitute form may be subject to backup withholding at the applicable rate of 28% with respect to the receipt of consideration received pursuant to the Offer unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) otherwise provides a correct taxpayer identification number, certifies that it is a U.S. person not currently subject to backup withholding tax, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Tendering Non-U.S. Holders

In General.  A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain (if any) recognized on a sale of the Notes (other than amounts received attributable to accrued interest, as discussed below) pursuant to the Offer unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.;

●	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

●
we and/or CommScope are or have been a U.S. real property holding corporation for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the Notes.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. Holder was a U.S. Holder, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty).  A Holder described in the second bullet point above will be subject to a 30% (or, if applicable, a lower treaty rate) U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the Holder is not considered a resident of the U.S.

The gross amount of cash received by a Non-U.S. Holder upon consummation of the Offer that is attributable to accrued interest generally will not be subject to U.S. federal withholding tax, provided that:

●	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of CommScope stock that are entitled to vote;

●	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership;

●	the Non-U.S. holder is not a bank receiving interest on a loan entered into in the ordinary course of business; and

●	appropriate documentation (generally, an IRS Form W-8 BEN or applicable substitute form) establishing that the Non-U.S. Holder is not a U.S. person is completed.

A Non-U.S. Holder that does not qualify for an exemption from withholding tax on accrued interest under this paragraph will generally be subject to withholding of U.S. federal income tax at a 30% rate on payments attributable to accrued interest unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty and properly executes an IRS Form W-8 BEN or applicable substitute form.  If accrued interest paid to a Non-U.S. Holder is effectively connected with the conduct by that Non-U.S. Holder of a U.S. trade or business, then, although exempt from U.S. withholding tax if the Non-U.S. Holder provides the appropriate documentation (generally, an IRS Form W-8 ECI or applicable substitute from), the Non-U.S. Holder will generally be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. Holder were a U.S. Holder.  In addition, if the Non-U.S. Holder is a foreign corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Information Reporting and Backup Withholding.  A Non-U.S. Holder generally will not be subject to backup withholding or information reporting on any payments received upon the sale of such Holder’s Notes provided that the Non-U.S. Holder properly completes a W-8 BEN or W-8 ECI, as applicable.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER TO PURCHASE.

Fees and Expenses; Solicitations.

Directors, officers and regular employees of either the Company or its affiliates (who will not be specifically compensated for such services) and the paying agent or the information agent may contact Holders of the Notes by mail, telephone, or facsimile regarding the Offer and may request brokers, dealers, trust companies and other nominees to forward this Offer to Purchase to beneficial owners of the Notes.  We will reimburse brokers, dealers, trust companies and other nominees who forward this Offer to Purchase to beneficial owners of the Notes for customary mailing and handling expenses incurred by them in forwarding the offer materials to their customers.

We will pay the paying agent and the information agent reasonable and customary fees for their services and reimburse them for their reasonable out-of-pocket expenses in connection therewith.  We expect that the aggregate fees and expenses in connection with fees, services and the payment of expenses will not exceed $25,000.  Other than in connection with the foregoing, we will not pay any fees or commissions to any broker, dealer or other person for soliciting or making recommendations with respect to tenders of Notes pursuant to the Offer.

January 10, 2008                                                                                                                                                                     Andrew Corporation

THE PAYING AGENT FOR THE OFFER IS:
THE BANK OF NEW YORK TRUST COMPANY, N.A.,
(312) 827-8545

To Contact by Registered or Certified Mail:	To Contact By Hand or Overnight Delivery:
The Bank of New York Trust Company, N.A.	The Bank of New York Trust Company, N.A.
2 N. LaSalle Street, Suite 1020	2 N. LaSalle Street, Suite 1020
Chicago, Illinois 60602	Chicago, Illinois 60602

Any requests for assistance or additional copies of this Offer to Purchase and any other documents related to the Offer may be directed to the Information Agent at the telephone numbers and address set forth below.  A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:
GEORGESON
199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call (212) 440-9800
All Others Call Toll Free (877) 386-8141